Exhibit (p)(7)

Amendment No. 3 to the Code of Ethics

Effective November 1, 2016

1.	The “Gifts & Entertainment: Anti-Corruption Policy” section shall be amended as follows:

a.	The entire 2nd paragraph of the introductory section shall be amended and restated as follows:

~~You should always~~Where possible, or as required in this Policy, you should notify your supervisor or group or department head before, or after, providing or accepting any Gifts or Entertainment, even if no other approval is required. As discussed below, Access Persons may also be required to obtain approval when giving or receiving certain Gifts and Entertainment. Unless otherwise specified below, if approvals are required, you must submit your request through StarCompliance for approval by the Administrator of the Code of Ethics. Access Persons must ~~always~~ obtain prior written approval from the Administrator of the Code of Ethics where required. The Administrator of the Code of Ethics shall elevate the request in the event of high risk or higher value gifts, or as otherwise necessary or appropriate. Notwithstanding the foregoing, in light of the impromptu nature of some Entertainment, approval for Access Persons providing entertainment may on occasion be after the fact. After the fact approval shall not be deemed a violation of this Policy where (1) approval prior to such impromptu Entertainment was not feasible, and (2) the provision of such Entertainment or the value of such Entertainment does not violate applicable U.S. or local laws. However, to the extent feasible, any required approvals should be obtained before accepting or giving Gifts or Entertainment. It is the Access Persons responsibility to seek prior approval from the Administrator of the Code of Ethics for Gifts and Entertainment which can be reasonably anticipated in advance of travel, events, meetings, conferences, or other similar circumstances where Gifts or Entertainment may be given or received. Repeated reliance on the impromptu nature of giving or receiving Gifts or Entertainment may be considered a violation of this Policy and may result in disciplinary action.

b.	The entire 2nd paragraph of the “Entertainment or Similar Expenditures” section shall be amended and restated as follows:

Access Persons are required to follow the approval process set forth below, and in this Policy, to obtain the requisite approvals, if any, before or after giving or receiving Gifts or Entertainment.

Amendment No. 3 to the Code of Ethics

Effective November 1, 2016

c.	The entire 2nd paragraph of the “Gifts, Entertainment, Payments & Preferential Treatment” section shall be amended and restated as follows:

If approval is required, Access Persons should request approval through StarCompliance, and wait for a decision before taking any action. The Administrator of the Code of Ethics shall review the submission with your supervisor or department and the Approving Officers, as appropriate. Registered Persons may be required to log gifts & entertainment given or received in StarCompliance. Refer to the table below which describes the gifts & entertainment for which a log may be required. If you have any doubt about whether a Gift or Entertainment requires approval, you should err on the side of caution and seek approval. Notwithstanding the foregoing, in light of the impromptu nature of some Entertainment, approval for Access Persons providing entertainment may on occasion be after the fact. After the fact approval shall not be deemed a violation of this Policy where (1) approval prior to such impromptu Entertainment was not feasible, and (2) the provision of such Entertainment or the value of such Entertainment does not violate applicable U.S. or local laws. However, to the extent feasible, any required approvals should be obtained before accepting or giving Gifts or Entertainment. It is the Access Persons responsibility to seek prior approval from the Administrator of the Code of Ethics for Gifts and Entertainment which can be reasonably anticipated in advance of travel, events, meetings, conferences, or other similar circumstances where Gifts or Entertainment may be given or received. Repeated reliance on the impromptu nature of giving or receiving Gifts or Entertainment may be considered a violation of this Policy and may result in disciplinary action.

d.	The entire 4th paragraph of the “Gifts and Entertainment Received by Firm Personnel” section shall be amended and restated as follows:

In light of the nature of Gift-giving and the impromptu nature of some Entertainment, approval for Access Persons accepting such items may often be after the fact. However, to the extent feasible, any required approvals should be obtained before accepting Gifts or Entertainment. Where prior approval is not possible with respect to impromptu Gifts or Entertainment, the Access Persons receiving such Gift or Entertainment must seek approval as soon as is reasonably practicable. If such Gift or Entertainment received is impermissible under U.S. or local laws, then the Administrator for the Code of Ethics may require the Access Persons to return the Gifts or reimburse such Entertainment received.